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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

We consent to the use of our report with respect to the consolidated balance sheets of Master Graphics, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1997, the six-month period ended December 31, 1997 and the year ended December 31, 1998, included herein, and to the references to our firm under the heading of "Experts" in the Prospectus.

                                          KPMG LLP

Memphis, Tennessee
March   , 1999